Exhibit 4.1(j)

THIRTY-SECOND SUPPLEMENTAL INDENTURE
(to that certain Indenture dated as of January 1, 1998)
Dated as of September 15, 2012
Relating to the Basin Electric Power Cooperative
First Mortgage Obligations, 2012 Series A Notes, due November 1, 2044
Authorized by this Thirty-Second Supplemental Indenture
BASIN ELECTRIC POWER COOPERATIVE
(TAXPAYER IDENTIFICATION NO. 45-0277395)
to
U.S. BANK NATIONAL ASSOCIATION, TRUSTEE
FIRST MORTGAGE OBLIGATIONS
THIS INSTRUMENT GRANTS A SECURITY INTEREST IN THE PROPERTY OF A TRANSMITTING UTILITY. THIS INSTRUMENT CONTAINS AN AFTER-ACQUIRED PROPERTY CLAUSE. PROCEEDS AND PRODUCTS OF COLLATERAL ARE COVERED BY THIS INSTRUMENT. FUTURE OBLIGATIONS ARE SECURED BY THIS INSTRUMENT. NOTICE - THIS THIRTY-SECOND SUPPLEMENTAL INDENTURE, TOGETHER WITH THAT CERTAIN INDENTURE DATED AS OF JANUARY 1, 1998, AS HERETOFORE SUPPLEMENTED AND AMENDED (DESCRIBED MORE PARTICULARLY HEREIN) SECURE AN UNLIMITED AMOUNT OF OBLIGATIONS AND SUCH AMOUNT, TOGETHER WITH INTEREST, IS SENIOR TO INDEBTEDNESS TO OTHER CREDITORS UNDER SUBSEQUENTLY RECORDED AND FILED INDENTURES, MORTGAGES OR LIENS WITH RESPECT TO THE PROPERTY INTERESTS OF THE COMPANY. THIS INDENTURE IS A SECURITY AGREEMENT WHEREBY THE COMPANY GRANTS TO THE TRUSTEE A SECURITY INTEREST IN ALL OF THE TRUST ESTATE THAT IS PERSONAL PROPERTY OR FIXTURES UNDER THE UNIFORM COMMERCIAL CODE.

EXHIBIT A    —    Indenture Filing Information
EXHIBIT B    —    Property Additions
EXHIBIT C    —    Form of 2012 Series A Notes
EXHIBIT D    —    Form of Trustee’s Authentication
-i-

THIS THIRTY-SECOND SUPPLEMENTAL INDENTURE, dated as of September 15, 2012 (this “Thirty-Second Supplemental Indenture”), is between BASIN ELECTRIC POWER COOPERATIVE, an electric cooperative corporation existing under the laws of the State of North Dakota, as Grantor (hereinafter called the “Company”), whose post office address is 1717 East Interstate Avenue, Bismarck, North Dakota 58503-0564, and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (in such capacity, the “Trustee”), whose post office address is 40 Pearl Street NW, Suite 838, Grand Rapids, MI 49503, and shall supplement that certain Indenture dated as of January 1, 1998 between the Company and the Trustee, as heretofore supplemented and amended;
WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of January 1, 1998 as previously supplemented and amended by thirty-one Supplemental Indentures (the “Original Indenture”), for the purpose of securing its Existing Obligations and providing for the authentication and delivery of Additional Obligations (capitalized terms used herein shall have the meanings ascribed to them in the Original Indenture and as provided in Section 1.1 hereof) by the Trustee from time to time under the Original Indenture, which Original Indenture is filed of record as shown on Exhibit A hereto;
WHEREAS, the Board of Directors of the Company has established a new series of Additional Obligations to be designated as the Basin Electric Power Cooperative First Mortgage Obligations, 2012 Series A Notes, due November 1, 2044 (the “2012 Series A Notes”) in the original principal amount of $100,000,000; such 2012 Series A Notes being issued to the parties set forth in Schedule A of the 2012 Series A Note Purchase Agreement described below (and their successors or assigns of the 2012 Series A Notes, each individually, the “Lender” or collectively, the “Lenders”) to secure the Company’s obligations under the 2012 Series A Note Purchase Agreement, dated as of October 15, 2012 between the Company and the Lenders in the aggregate principal amount of One Hundred Million Dollars ($100,000,000); and the Company has complied or will comply with all provisions required to issue Additional Obligations provided for in the Original Indenture;
WHEREAS, the Company desires to execute and deliver this Thirty-Second Supplemental Indenture, in accordance with the provisions of the Original Indenture, for the purpose of providing for the creation and designation of the 2012 Series A Notes as Additional Obligations and specifying the form and provisions of the 2012 Series A Notes;
WHEREAS, Section 12.1 of the Original Indenture provides that, without the consent of the Holders of any of the Obligations at the time Outstanding, the Company, when authorized by a Board Resolution, and the Trustee, may enter into Supplemental Indentures for the purposes and subject to the conditions set forth in said Section 12.1;
WHEREAS, this Thirty-Second Supplemental Indenture is permitted pursuant to the provisions of Section 12.1 C and 12.1 G of the Original Indenture; and
WHEREAS, all acts and proceedings required by law and by the Articles of Incorporation and Bylaws of the Company necessary to secure the payment of the principal of,

premium (including the Make-Whole Amount), if any, and interest on the 2012 Series A Notes, to make the 2012 Series A Notes to be issued hereunder, when executed by the Company, authenticated and delivered by the Trustee and duly issued, the valid, binding and legal obligations of the Company, and to constitute the Indenture a valid and binding lien for the security of the 2012 Series A Notes, in accordance with its terms, have been done and taken; and the execution and delivery of this Thirty-Second Supplemental Indenture has been in all respects duly authorized;
NOW, THEREFORE, THIS THIRTY-SECOND SUPPLEMENTAL INDENTURE WITNESSES, that, to secure the payment of the principal of, premium (including the Make-Whole Amount), if any, and interest on the Outstanding Secured Obligations, including, when issued, the 2012 Series A Notes, to confirm the lien of the Indenture upon the Trust Estate, including property purchased, constructed or otherwise acquired by the Company since the date of execution of the Original Indenture, to secure performance of the covenants therein and herein contained, to declare the terms and conditions on which the 2012 Series A Notes are secured, and in consideration of the premises thereof and hereof, the Company by these presents does grant, bargain, sell, alienate, remise, release, convey, assign, transfer, mortgage, hypothecate, pledge, set over and confirm to the Trustee, in trust, all property, rights, privileges and franchises (other than Excepted Property or Excludable Property) of the Company of the character described in the Granting Clauses of the Original Indenture, including all such property, rights, privileges and franchises acquired since the date of execution of the Original Indenture (the descriptions of the real property included in said Trust Estate are set forth on Exhibit B hereto) subject to all exceptions, reservations and matters of the character therein referred to, and subject in all cases to Sections 5.2 and 11.2B of the Original Indenture and to the rights of the Company under the Original Indenture, including the rights set forth in Article V thereof; but expressly excepting and excluding from the lien and operation of the Indenture all properties of the character specifically excepted as “Excepted Property” or “Excludable Property” in the Original Indenture to the extent contemplated thereby.
PROVIDED, HOWEVER, that if, upon the occurrence of an Event of Default under the Indenture, the Trustee, or any separate trustee or co-trustee appointed under Section 9.14 of the Original Indenture or any receiver appointed pursuant to statutory provision or order of court, shall have entered into possession of all or substantially all of the Trust Estate, all the Excepted Property described or referred to in Paragraphs A through H, inclusive, of “Excepted Property” in the Original Indenture then owned or thereafter acquired by the Company, shall immediately, and, in the case of any Excepted Property described or referred to in Paragraphs I, J, L and N of “Excepted Property” in the Original Indenture (other than the property described in Exhibit B to the Original Indenture), upon demand of the Trustee or such other trustee or receiver, become subject to the lien of the Indenture to the extent permitted by law, and the Trustee or such other trustee or receiver may, to the extent permitted by law, at the same time likewise take possession thereof, and whenever all Events of Default shall have been cured and the possession of all or substantially all of the Trust Estate shall have been restored to the Company, such Excepted Property shall again be excepted and excluded from the lien of the Indenture to the extent and otherwise as hereinabove set forth and as set forth in the Indenture.

The Company may, however, pursuant to the Third Granting Clause of the Original Indenture, subject to the lien of the Indenture any Excepted Property (other than the property described on Exhibit B to the Original Indenture) or Excludable Property, whereupon the same shall cease to be Excepted Property or Excludable Property.
TO HAVE AND TO HOLD all such property, rights, privileges and franchises hereby and hereafter (by a Supplemental Indenture or otherwise) granted, bargained, sold, alienated, remised, released, conveyed, assigned, transferred, mortgaged, hypothecated, pledged, set over or confirmed as aforesaid, or intended, agreed or covenanted so to be, together with all the tenements, hereditaments and appurtenances thereto appertaining (said properties, rights, privileges and franchises, including any cash and securities hereafter deposited or required to be deposited with the Trustee (other than any such cash which is specifically stated in the Indenture not to be deemed part of the Trust Estate) being part of the Trust Estate), unto the Trustee, and its successors and assigns in the trust herein created, forever.
SUBJECT, HOWEVER, to (i) Permitted Exceptions and (ii) to the extent permitted by Section 13.6 of the Original Indenture as to property hereafter acquired any duly recorded or perfected (a) prior mortgage or other lien that may exist thereon at the date of the acquisition thereof by the Company and (b) purchase money mortgages, other purchase money liens, chattel mortgages, conditional sales agreements or other title retention agreements created by the Company at the time of acquisition thereof.
BUT IN TRUST, NEVERTHELESS, with power of sale, for the equal and proportionate benefit and security of the Holders from time to time of all the Outstanding Secured Obligations without any priority of any such Obligation over any other such Obligation and for the enforcement of the payment of such Obligations in accordance with their terms.
UPON CONDITION that, until the happening of an Event of Default and subject to the provisions of Article V of the Original Indenture, and not in limitation of the rights elsewhere provided in the Original Indenture, including the rights set forth in Article V of the Original Indenture, the Company shall be permitted to (i) possess and use the Trust Estate, except cash, securities, Designated Qualifying Securities and other personal property deposited, or required to be deposited, with the Trustee, (ii) explore for, mine, extract, separate and dispose of coal, ore, gas, oil and other minerals, and harvest standing timber, and (iii) receive and use the rents, issues, profits, revenues and other income, products and proceeds of the Trust Estate. Should the indebtedness secured by the Indenture be paid according to the tenor and effect thereof when the same shall become due and payable and should the Company perform all covenants herein contained in a timely manner, then the Indenture shall be canceled and surrendered.
AND IT IS HEREBY COVENANTED AND DECLARED that the 2012 Series A Notes are to be authenticated and delivered and the Trust Estate is to be held and applied by the Trustee, subject to the covenants, conditions and trusts set forth herein and in the Indenture, and the Company does hereby covenant and agree to and with the Trustee, for the equal and proportionate benefit of all Holders of the Outstanding Secured Obligations, as follows:

ARTICLE I
DEFINITIONS
Section 1.1.    Definitions. All words and phrases defined in Article I of the Original Indenture shall have the same meaning in this Thirty-Second Supplemental Indenture, including any exhibit hereto, except as otherwise appears herein and in this Article or unless the context clearly requires otherwise. In addition, each of the following terms has the following meaning in this Thirty-Second Supplemental Indenture unless the context clearly requires otherwise.
“Business Day” means (a) for the purposes of Section 2.8 only, any day other than a Saturday, Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Thirty-Second Supplemental Indenture any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Bismarck, North Dakota are required or authorized to be closed.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Default Rate” means with respect to the 2012 Series A Notes, that rate of interest that is the greater of (i) 2.00% per annum above the rate of interest stated in clause (a) of the first paragraph of the 2012 Series A Notes or (ii) 2.00% over the rate of interest publicly announced by Wells Fargo Bank, N.A. in Bismarck, North Dakota as its “base” or “prime” rate.
“Lender” or “Lenders” are defined in the Recitals.
“Make-Whole Amount” is defined in Section 2.8.
“2012 Series A Notes” are defined in the Recitals.
ARTICLE II
THE 2012 SERIES A NOTES AND CERTAIN PROVISIONS RELATING THERETO
Section 2.1.    Authorization and Terms of the 2012 Series A Notes. (i) There shall be established a series of Additional Obligations known as and entitled the “Basin Electric Power Cooperative First Mortgage Obligations, 2012 Series A Notes.”
The aggregate principal amount of the 2012 Series A Notes which may be authenticated and delivered and Outstanding at any one time is limited to One Hundred Million Dollars ($100,000,000). The 2012 Series A Notes shall originally be registered in the name of the Lenders, and shall be dated the date of authentication.
The 2012 Series A Notes shall bear interest as provided in the form of 2012 Series A Notes attached hereto as Exhibit C.

(ii)     The principal of, premium (including the Make-Whole Amount), if any, and interest on the 2012 Series A Notes shall be payable to the Lender in immediately available funds as described in such notes. Any payment of principal of or premium (including the Make-Whole Amount), if any, or interest on any 2012 Series A Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any 2012 Series A Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
(iii)    In the event the Company fails to make any payment with respect to the 2012 Series A Notes within five (5) days of its due date, then such payment shall be due and payable on demand, and shall accrue interest from the date due until the date paid at the Default Rate.
Section 2.2.    Form of the 2012 Series A Notes. The 2012 Series A Notes shall each be a promissory note substantially in the form of Exhibit C hereto. The Trustee’s authentication certificate to be executed on the 2012 Series A Notes shall be substantially in the form of Exhibit D attached hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted in the Original Indenture.
Section 2.3.    Payment of Principal. The 2012 Series A Notes shall be payable in sixty-four consecutive semi-annual payments of combined principal and interest, each in the combined total amount for all of the 2012 Series A Notes, of $2,812,573.69 payable on May 1 and November 1 of each year, commencing on May 1, 2013 and ending on November 1, 2044, each such payment to be applied, first, to the payment of interest accrued on the unpaid principal amount thereof to the date of such payment and, second, to the reduction of such unpaid principal amount.
Section 2.4.    Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the 2012 Series A Notes, in an amount not less than 10% of the aggregate principal amount of the 2012 Series A Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of 2012 Series A Notes written notice of each optional prepayment under this Section 2.4 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the 2012 Series A Notes to be prepaid on such date, the principal amount of each 2012 Series A Note held by such holder to be prepaid (determined in accordance with Section 2.5), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of 2012 Series A Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.
Section 2.5.    Allocation of Partial Prepayments. In the case of each partial prepayment of the 2012 Series A Notes, the principal amount of the 2012 Series A Notes to be prepaid shall be allocated among all of the 2012 Series A Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
Section 2.6.    Maturity; Surrender, Etc.     In the case of each prepayment of 2012 Series A Notes pursuant to this Article 2, the principal amount of each 2012 Series A Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any 2012 Series A Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no 2012 Series A Note shall be issued in lieu of any prepaid principal amount of any 2012 Series A Note.
Section 2.7.    Purchase of 2012 Series A Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding 2012 Series A Notes except (a) upon the payment or prepayment of the 2012 Series A Notes in accordance with the terms of the Indenture and the 2012 Series A Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of the 2012 Series A Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 30 Business Days. If the holders of more than 51% of the principal amount of the 2012 Series A Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of 2012 Series A Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of such notice to accept such offer. Any consent made pursuant to the Indenture by the holder of any Note that has transferred or has agreed to transfer such Note to the Company, any Subsidiary or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring holder. The Company will promptly cancel all 2012 Series A Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of 2012 Series A Notes pursuant to any provision of this Agreement and no 2012 Series A Notes may be issued in substitution or exchange for any such 2012 Series A Notes.

Section 2.8.    Make-Whole Amount.
(a)    Make-Whole Amount. The term “Make-Whole Amount” means, with respect to any 2012 Series A Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such 2012 Series A Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than 1% of the Called Principal. For the purposes of determining the Make-Whole Amount with respect to any 2012 Series A Note, the following terms have the following meanings:
“Called Principal” means, with respect to any 2012 Series A Note, the principal of such 2012 Series A Note that is to be prepaid pursuant to Section 2.4 or has become or is declared to be immediately due and payable pursuant to the Indenture, as the context requires.
“Discounted Value” means, with respect to the Called Principal of such 2012 Series A Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the 2012 Series A Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” means, with respect to the Called Principal of such 2012 Series A Note, the sum of 0.50% plus the yield to maturity implied by (i) the yields reported as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1”,(or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.
In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable actively traded U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable actively traded U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable 2012 Series A Note.

“Remaining Average Life” means, with respect to any Called Principal of any 2012 Series A Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any 2012 Series A Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the 2012 Series A Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 2.4 above.
“Settlement Date” means, with respect to the Called Principal of any 2012 Series A Note, the date on which such Called Principal is to be prepaid pursuant to Section 2.4 or has become or is declared to be immediately due and payable pursuant to the Indenture, as the context requires.
Section 2.9.    Use of Proceeds. The Company shall use the proceeds of the loan evidenced by the 2012 Series A Notes to finance capital expenditures or for general corporate purposes.
Section 2.10.    Acceleration. Upon any 2012 Series A Notes becoming due and payable as the result of an Event of Default under the Indenture, whether automatically or by declaration, such 2012 Series A Notes will forthwith mature and the entire unpaid principal amount of such 2012 Series A Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount, if any, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges and agrees that each holder of a 2012 Series A Note has the right to maintain its investment in the 2012 Series A Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company, in the event that the 2012 Series A Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
ARTICLE III
MISCELLANEOUS
Section 3.1.    Supplemental Indenture. This Thirty-Second Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture, and shall form a part thereof, and the Original Indenture, as heretofore supplemented and amended, and as hereby supplemented is hereby confirmed. Except to the extent inconsistent with the express terms of this Thirty-Second Supplemental Indenture and the 2012 Series A Notes, all of the provisions, terms, covenants and conditions of the Original Indenture shall be applicable to the 2012 Series A Notes to the same extent as if specifically set forth herein.
Section 3.2.    Recitals. All recitals in this Thirty-Second Supplemental Indenture are made by the Company only and not by the Trustee; and all of the provisions contained in the Original Indenture, in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect hereof as fully and with like effect as if set forth herein in full.
Section 3.3.    Successors and Assigns. Whenever in this Thirty-Second Supplemental Indenture any of the parties hereto is named or referred to, this shall, subject to the provisions of Articles IX and XI of the Original Indenture, be deemed to include the successors and assigns of such party, and all the covenants and agreements in this Thirty-Second Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustee shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.
Section 3.4.    No Rights, Remedies, Etc. Nothing in this Thirty-Second Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the Holders of the Outstanding Secured Obligations, any right, remedy or claim under or by reason of this Thirty-Second Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Thirty-Second Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the Holders of Outstanding Secured Obligations.
Section 3.5.    Counterparts. This Thirty-Second Supplemental Indenture may be executed in several counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts, or as many of them as the Company and the Trustee shall preserve undestroyed, shall together constitute but one and the same instrument.
Section 3.6.    Security Agreement; Mailing Address. To the extent permitted by applicable law, this Thirty-Second Supplemental Indenture shall be deemed to be a security agreement and financing statement whereby the Company grants to the Trustee a security interest in all of the Trust Estate that is personal property or fixtures under the Uniform Commercial Code. The mailing address of the Company,
as debtor is:    Basin Electric Power Cooperative
1717 East Interstate Avenue
Bismarck, ND 58503-0564

and the mailing address of the Trustee, as secured party is:
U.S. Bank National Association
Corporate Trust Services
40 Pearl Street NW
Suite 838
Grand Rapids, MI 49503
Additionally, this Thirty-Second Supplemental Indenture shall, if appropriate, be an amendment to the financing documents originally filed in connection with the Original Indenture. The Company is authorized to execute and file as appropriate instruments under the Uniform Commercial Code to either create a security interest or amend any security interest heretofore created.
[Signatures on Next Page.]

IN WITNESS WHEREOF, the parties hereto have caused this Thirty-Second Supplemental Indenture to be duly executed as of the day and year first above written.

BASIN ELECTRIC POWER COOPERATIVE

By:	/s/ Andrew M. Serri
	Name:	Andrew M. Serri
	Title:	Chief Executive Officer & General Manager
(SEAL)

Attest:	/s/ Claire M. Olson
Name: Claire M. Olson
Title: Assistant Secretary

STATE OF NORTH DAKOTA	)
) SS
COUNTY OF BURLEIGH	)
THE FOREGOING instrument was acknowledged before me this 28th day of September, 2012, by Andrew M. Serri, Chief Executive Office and General Manager of Basin Electric Power Cooperative, a corporation, for and on behalf of said corporation.
WITNESS my hand and official seal.

/s/ Mark D. Foss
Name: Mark D. Foss
Notary Public
My commission expires: March 1, 2015
(Notarial Seal)

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ R. Jason Fry
	Name:	R. Jason Fry
	Title:	Vice President

STATE OF MICHIGAN	)
) SS
COUNTY OF KENT	)
THE FOREGOING instrument was acknowledged before me this 27th day of September, 2012, by R. Jason Fry, Vice President of U.S. Bank National Association, a national banking association, for and on behalf of said association.
WITNESS my hand and official seal.

/s/ Marylyn Putschko
Name: Marylyn Putschko
Notary Public
My commission expires: September 12, 2016
(Notarial Seal)

[INDENTURE FILING INFORMATION]
EXHIBITS WERE ATTACHED BY COMPANY PRIOR TO FILING BECAUSE THEY VARY BY JURISDICTION
EXHIBIT A
(to Thirty-Second Supplemental Indenture)

[PROPERTY ADDITIONS]
EXHIBITS WERE ATTACHED BY COMPANY PRIOR TO FILING BECAUSE THEY VARY BY JURISDICTION
EXHIBIT B
(to Thirty-Second Supplemental Indenture)

[FORM OF 2012 SERIES A NOTES]
THIS FIRST MORTGAGE OBLIGATIONS, 2012 SERIES A NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY BE RESOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION NOR SUCH AN EXEMPTION IS REQUIRED BY LAW.
BASIN ELECTRIC POWER COOPERATIVE
FIRST MORTGAGE OBLIGATIONS, 2012 SERIES A NOTES DUE NOVEMBER 1, 2044
No. RA-[_____]    [Date]
$[_______]    PPN [__________]
FOR VALUE RECEIVED, the undersigned, BASIN ELECTRIC POWER COOPERATIVE (herein called the “Company”), an electric cooperative corporation organized and existing under the laws of the State of North Dakota hereby promises to pay to [____________], or registered assigns (the “Payee”), the principal sum of [_____________________] DOLLARS (or so much thereof as shall not have been prepaid) on November 1, 2044, with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance hereof at a rate of 4.067% per annum (or, upon the occurrence and during the continuation of an Interest Rate Adjustment Event (as hereinafter defined) 6.067% per annum) from the date hereof, payable in sixty-four (64) consecutive semi-annual payments of combined principal and interest each in the amount of $[__________] payable on the 1st day of May and November in each year, commencing May 1, 2013 and ending November 1, 2044, each such payment to be applied, first, to the payment of interest accrued on the unpaid principal amount hereof to the date of such payment and second, to the reduction of such unpaid principal amount. The allocations between principal and interest with respect to such semi-annual payments of combined principal and interest are set forth in the amortization schedule attached hereto as Annex I.
All payments hereunder shall be made in lawful money of the United States in immediately available funds. If any payment on this Note is not paid within five (5) days after its due date, the undersigned agrees to pay on demand, in addition to the amount of such payment, interest on the overdue amount at the Default Rate, but only to the extent permitted by applicable law. For purposes of determining the unpaid principal balance of this Note at any time, the amount of each payment which constitutes principal and the amount which constitutes interest shall be determined based on the amortization schedule attached hereto as Annex I, provided that all payments are made on the day they are due and no Event of Default has occurred that would entitle the payee to collect the Default Rate.
EXHIBIT C-1
(to Thirty-Second Supplemental Indenture)

“Interest Rate Adjustment Event” means the occurrence of any of the following:
(a)    any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in the Indenture or the 2012 Series A Note Purchase Agreement (as defined below) or in any writing furnished in connection with the transactions contemplated by the Thirty-Second Supplement proves to have been false or incorrect in any material respect on the date as of which it was made;
(b)    (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any indebtedness that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any indebtedness in an aggregate outstanding principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such indebtedness has become, or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment;
(c)    any lien granted to the Trustee pursuant to the Indenture is invalid, void, unenforceable or, with respect to any collateral purported to be encumbered thereby, unperfected or ceases to have the first priority subject only to Permitted Exceptions, or the Company or any other obligor shall have commenced any proceeding or taken other action to render any such lien invalid, or to avoid any such lien or to render any such lien unenforceable or unperfected or to challenge the priority of such lien;
(d)    an ERISA Event shall have occurred that, in the opinion of Lenders holding a majority of this Series of the 2012 Series A Notes, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Change; or
(e)     any Event of Default.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 4.14 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) any failure to satisfy the applicable minimum funding standards under Section 412(a) of the Code or Section 302(c) of ERISA, whether or not waived;

(c) the filing pursuant to Section 412(d) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or Multiemployer Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by the Company or any ERISA Affiliate from the Pension Benefit Guaranty Corporation, or its successor, or a plan administrator of any notice relating to an intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; and (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or the termination of a Multiemployer Plan under Section 4041A of ERISA.
“Material Adverse Change” means a material adverse change in (i) the business, assets, liabilities (actual or contingent) operations, condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company to perform its obligations under this Note, the 2012 Series A Note Purchase Agreement or the Indenture, or (iii) rights of any of the Trustee or Holders of the Outstanding Obligations under the Indenture.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code of Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
Payments of principal of, interest on, any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Wells Fargo Bank, N.A. in Bismarck, North Dakota or at such other place as the Company shall have designated by written notice to the Holder of this Note as provided in the 2012 Series A Note Purchase Agreement (defined below).
This Note is one of a series of the 2012 Series A Notes (herein called the “Notes”) issued pursuant to the Thirty-Second Supplemental Indenture dated as of September 15, 2012 (as from time to time amended, the “Thirty-Second Supplement”), between the Company and the Trustee named therein which amends and supplements the Indenture dated as of January 1, 1998 (as amended and supplemented from time to time, the “Indenture”) and is entitled to the benefits thereof and the 2012 Series A Note Purchase Agreement dated as of October 15, 2012 between the Company and the purchasers listed in Schedule A thereto (the “2012 Series A Note Purchase Agreement”). Each Holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 16 of the 2012 Series A Note

Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the 2012 Series A Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Thirty-Second Supplement.
This Note is a registered Note and, as provided in the Indenture, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed, by the registered Holder hereof or such Holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in Thirty-Second Supplement, but not otherwise.
If an Event of Default under the Indenture occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Indenture.
This Note shall be construed and enforced in accordance with, and the rights of the Company and the Holder of this Note shall be governed by, the law of the State of North Dakota excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

BASIN ELECTRIC POWER COOPERATIVE

By
Name:
Its:
[SEAL]
Attest:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Obligations of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory
Date of Authentication: ___________, 2012

ANNEX I
AMORTIZATION SCHEDULE
[To be attached]

FORM OF 2012 SERIES A NOTE
TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Obligations of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory
Date of Authentication: ___________, 2012
EXHIBIT D
(to Thirty-Second Supplemental Indenture)